Exhibit (i)(iii)

                                  [VEDDER PRICE LOGO]

February 25, 2011

DWS Value Series, Inc.
       DWS Large Cap Value Fund
       DWS Dreman Mid Cap Value Fund
345 Park Avenue
New York, New York 10154

Ladies and Gentlemen:

We have acted as counsel to the DWS Value Series, Inc., a Maryland corporation (the “Corporation”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 59 to the Corporation’s Registration Statement on Form N-1A (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “1933 Act”), registering an indefinite number of shares of capital stock, $0.01 par value, of  DWS Large Cap Value Fund and DWS Dreman Mid Cap Value Fund, series of the Corporation (each a “Portfolio,” collectively, the “Portfolios”), which shares have been classified and designated as Class R shares (the “Shares”).  The Corporation is authorized to issue one hundred million (100,000,000) Shares of each Portfolio (the “Authorized Shares”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment.  In connection with rendering that opinion, we have examined the Post-Effective Amendment, the Corporation’s Amended and Restated Articles of Incorporation, the Corporation’s Amended and Restated Bylaws, the actions of the Board of Directors of the Corporation that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below.  In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies.  As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Board of Directors of the Corporation.

[VEDDER PRICE LOGO]

DWS Value Series, Inc.
    DWS Large Cap Value Fund
    DWS Dreman Mid Cap Value Fund
February 25, 2011

    Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the statutory laws and regulations of the United States of America and the statutory laws and regulations of the State of Maryland (other than the conflict of law rules and excluding cases decided thereunder) that in our experience are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that state.  We express no opinion with respect to any other laws or regulations.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Authorized Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Corporation; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Authorized Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of the Shares.  We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.  Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person (except when required to be filed as an exhibit to the Post-Effective Agreement), without, in each case, our prior written consent.  This opinion is given to you as of the date hereof and we assume no obligation to advise you of any change which may hereafter be brought to our attention.  The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/VEDDER PRICE P.C.